As filed with the Securities and Exchange Commission on May 5, 2020

File No. 333 -

United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Prologis, Inc.

(Exact name of registrant as specified in its charter)

MARYLAND	94-3281941
(State or Other Jurisdiction	(I.R.S. Employer Identification No.)
of Incorporation or Organization)

Pier 1, Bay 1
San Francisco, California 94111
415-394-9000

(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Office)

PROLOGIS, INC. 2020 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Edward S. Nekritz, Secretary

Prologis, Inc.

1800 Wazee Street, Suite 500

Denver, Colorado 80202

303-567-5000

(Name, Address, Including Zip Code, and Telephone number, Including Area Code, of Agent for Service)

Copies to:
David Malinger
Jennifer Carlson
Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606
312-782-0600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	23,649,248	$86.28	$2,040,457,117.44	$264,851.34

(1)	This registration statement shall, in accordance with Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), be deemed to cover such additional shares as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act and computed on the basis of the average of the high and low sales prices per share of the registrant’s common stock, as reported on the New York Stock Exchange on May 4, 2020.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of Form S-8 will be sent or given to employees or others as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

Part II

INFORMATION REQUIRED IN
THE REGISTRATION STATEMENT

Item 3. Incorporation of documents by reference.

The following documents filed by the registrant with the Commission are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	Combined Annual Report of Prologis, Inc. and Prologis, L.P. on Form 10-K for the fiscal year ended December 31, 2019, filed on February 11, 2020;

(b)	Combined Quarterly Report of Prologis, Inc. and Prologis, L.P. on Form 10-Q for the quarter ended March 31, 2020, filed on May 1, 2020;

(c)	Combined Current Reports of Prologis, Inc. and Prologis, L.P. on Form 8-K, filed on January 8, 2020, January 16, 2020, January 17, 2020, January 23, 2020, January 28, 2020 (other than exhibits 99.4 and 99.5), February 4, 2020, February 5, 2020, February 14, 2020, February 19, 2020, March 13, 2020, March 30, 2020 and May 4, 2020 (other than documents not deemed to be filed); and

(d)	The description of the common stock of Prologis, Inc. contained in the Registration Statement of Prologis, Inc. on Form 8-A filed on October 28, 1997 as updated by Exhibit 4.1 to the combined Annual Report of Prologis, Inc. and Prologis, L.P. on Form 10-K for the fiscal year ended December 31, 2019.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any subsequently filed document which is incorporated or deemed to be incorporated by reference into this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Prologis, Inc.’s officers and directors are indemnified under the Maryland General Corporation Law, its charter and the partnership agreement of Prologis, L.P. against certain liabilities. Prologis, Inc.’s charter and bylaws require it to indemnify its directors and officers to the fullest extent permitted from time to time by the Maryland General Corporation Law.

The Maryland General Corporation Law permits a corporation to indemnify its directors and officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A corporation may indemnify a director or officer against judgments, penalties, fines, settlements and reasonable expenses that the director or officer actually incurs in connection with the proceeding unless the proceeding is one by or in the right of the corporation and the director or officer has been adjudged to be liable to the corporation. In addition, a corporation may not indemnify a director or officer with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that a personal benefit was improperly received. A court may order indemnification in these circumstances but only for expenses.

The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, subject to specified restrictions. Prologis, Inc.’s charter contains this provision. The Maryland General Corporation Law does not, however, permit the liability of directors and officers to the corporation or its stockholders to be limited to the extent that:

•	it is proved that the person actually received an improper benefit or profit in money, property or services; or

•	a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

This provision does not limit the ability of Prologis, Inc., or its stockholders’ ability to obtain other relief, such as an injunction or rescission. The partnership agreement of Prologis, L.P. also provides for the indemnification of Prologis, Inc., as general partner, and Prologis, Inc.’s officers and directors to the same extent indemnification is provided to Prologis, Inc.’s officers and directors in its charter, and limits Prologis, Inc.’s liability and the liability of its officers and directors to Prologis, L.P. and its partners to the same extent liability of Prologis, Inc.’s officers and directors to Prologs, Inc. and its stockholders is limited under its charter.

Insofar as the foregoing provisions permit indemnification for liability arising under the Securities Act of directors, officers or persons controlling Prologis, Inc., it has been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Prologis, Inc. has entered into indemnification agreements with each of its executive officers and directors. The indemnification agreements require, among other matters, that Prologis, Inc. indemnify its executive officers and directors to the fullest extent permitted by law and reimburse the executive officers and directors for all related expenses as incurred, subject to return if it is subsequently determined that indemnification is not permitted.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Prologis, Inc. 2020 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to Prologis’ Current Report on Form 8-K filed May 4, 2020).
4.2	Form of Certificate for Common Stock for Prologis, Inc. (incorporated by reference to Exhibit 4.1 to Prologis, Inc.’s Registration Statement on Form S-4/A (No. 333-172741) filed on April 12, 2011).
5.1	Opinion of Mayer Brown LLP.
15.1	KPMG LLP Awareness Letter of Prologis, Inc. for the quarter ended March 31, 2020.
15.2	KPMG LLP Awareness Letter of Prologis, L.P. for the quarter ended March 31, 2020.
23.1	Consent of KPMG LLP with respect to Prologis, Inc, for the year ended December 31, 2019.
23.2	Consent of KPMG LLP with respect to Prologis, L.P. for the year ended December 31, 2019.
23.3	Consent of Mayer Brown LLP (included in exhibit 5.1).
23.4	Consent of Ernst & Young LLP with respect to Liberty Property Trust for the year ended December 31, 2019.
23.5	Consent of Ernst & Young LLP with respect to Liberty Property Limited Partnership for the year ended December 31, 2019
23.6	Consent of Ernst & Young LLP with respect to Liberty Property Trust for the year ended December 31, 2018.
23.7	Consent of Ernst & Young LLP with respect to Liberty Property Limited Partnership for the year ended December 31, 2018.
24.1	Power of Attorney (included on signature page to this registration statement).

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Prologis, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on May 5, 2020.

Prologis, Inc.

By:	/s/ HAMID R. MOGHADAM
Hamid R. Moghadam
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of Prologis, Inc., a Maryland corporation, and the undersigned directors and officers of Prologis, Inc., hereby constitutes and appoints Hamid R. Moghadam, Thomas S. Olinger and Edward S. Nekritz, its, his or her true and lawful attorneys-in-fact and agents, for it, him or her and in its, his or her name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) to this Registration Statement, and to file the same with all exhibits thereto, and any and all documents in connection therewith and all instruments necessary, appropriate or advisable to enable Prologis, Inc. to comply with the Securities Act of 1933, as amended, and other federal and state securities laws, in connection with the Prologis, Inc. 2020 Long-Term Incentive Plan and to file any such documents or instruments with the SEC, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

Signature	Title	Date

/s/ HAMID R. MOGHADAM	Chairman of the Board and Chief Executive Officer	May 5, 2020
Hamid R. Moghadam	(Principal Executive Officer)

/s/ THOMAS S. OLINGER	Chief Financial Officer
Thomas S. Olinger	(Principal Financial Officer)	May 5, 2020

/s/ LORI A. PALAZZOLO	Managing Director and Chief Accounting Officer
Lori A. Palazzolo	(Principal Accounting Officer)	May 5, 2020

Director
Cristina Bita

Signature	Title	Date

/s/ GEORGE L. FOTIADES	Director	May 5, 2020
George L. Fotiades

/s/ LYDIA H. KENNARD	Director	May 5, 2020
Lydia H. Kennard

/s/ IRVING F. LYONS III	Director	May 5, 2020
Irving F. Lyons III

/s/ AVID MODJTABAI	Director	May 5, 2020
Avid Modjtabai

/s/ DAVID P. O’CONNOR	Director	May 5, 2020
David P. O’Connor

/s/ OLIVER PIANI	Director	May 5, 2020
Oliver Piani

/s/ JEFFREY L. SKELTON	Director	May 5, 2020
Jeffrey L. Skelton

/s/ CARL B. WEBB	Director	May 5, 2020
Carl B. Webb

/s/ WILLIAM D. ZOLLARS	Director	May 5, 2020
William D. Zollars